Exhibit 99.1

RailAmerica Reports Third Quarter 2004 Loss of $0.84 Per Share from Continuing Operations

•	Excluding Refinancing Expense and the Impairment Charge for the E&N Railway, Third Quarter 2004 Earnings of $0.14 Per Share from Continuing Operations

•	Net Debt to Total Capitalization Goal of 50% Accomplished

Boca Raton, FL – October 28, 2004 – RailAmerica, Inc. (NYSE: RRA) today reported a loss from continuing operations for the third quarter of 2004 of $30.6 million, or $0.84 per share, compared to earnings from continuing operations of $7.0 million, or $0.21 per share, for the third quarter of 2003. Excluding the $39.5 million ($20 million non-cash) pre-tax, or $26.9 million net of tax, for refinancing expense associated with the bond tender and the amended and restated credit facility, and the $12.6 million, or $8.7 million net of tax, impairment charge for the E&N Railway in British Columbia, earnings from continuing operations were $5.0 million, or $0.14 per share. We believe that discussing the results of operations adjusted for the refinancing costs and the E&N impairment charge provide a better comparison of our financial results. Net income, which includes discontinued operations, was a loss of $33.1 million, or $0.91 per share, for the 2004 quarter compared to earnings of $4.2 million, or $0.13 per share, in 2003. Due to the Company’s plan to sell the operation, the results of the Arizona Eastern Railway and a related impairment charge of $4.0 million ($2.4 million after-tax) have been included in discontinued operations. Additionally, discontinued operations includes a pre-tax gain on the sale of Freight Australia of $20.7 million, $2.3 million net of income tax.

Consolidated revenue from continuing operations for the third quarter ended September 30, 2004 increased 11.0% to $100.0 million, from $89.9 million in the third quarter of 2003. On a “same railroad” basis, operating revenue increased 6.5% to $95.5 million from $89.7 million. Consolidated operating income declined to $3.4 million for the third quarter of 2004 from $20.4 million in 2003, primarily due to the impairment charge for E&N. The North American Rail Group’s operating ratio for the third quarter of 2004 was 82.4% compared to 75.2% for the third quarter of 2003. This increase was the result of higher fuel prices, casualty expenses and congestion and service issues with our Class I interchange partners. Higher fuel prices, net of fuel surcharges, impacted the operating ratio by 2.3% as the average fuel price increased to $1.40 per gallon in the third quarter of 2004 compared to $0.97 per gallon in the third quarter of 2003.

Casualty expense for the third quarter of 2004 includes $1.4 million, or $0.02 per share, related to the reconstruction of a tunnel at the Company’s Central Oregon & Pacific Railroad. This tunnel experienced a significant fire in the fourth quarter of 2003. The Company has insurance coverage up to $10 million to cover the reconstruction of the tunnel. However, at this time it is estimated that the expense related to the tunnel reconstruction will exceed the Company’s insurance coverage.

For the nine months ended September 30, 2004, the Company reported a loss from continuing operations of $25.4 million or $0.74 per share, compared to earnings from continuing operations of $19.3 million or $0.59 per share, for the same period in 2003. Excluding the $39.5 million refinancing expense, the $6.7 million ($5.6 million after-tax) charge for the former CEO’s retirement, and the $12.6 impairment charge for the E&N Railway, earnings from continuing operations for the nine months ended September 30, 2004 were $15.7 million, or $0.46 per share. We believe that discussing the results of operations adjusted for the former CEO’s retirement charge, refinancing costs and the E&N impairment charge provide a better comparison of our financial results. Net income, which includes the results of discontinued operations, for the nine months ended September 30, 2004, was a loss of $30.3 million, or $0.88 per share, compared to earnings of $13.3 million, or $0.41 per share, for the same period last year.

Charles Swinburn, Chief Executive Officer of RailAmerica, said, “In addition to record fuel prices, one of our greatest challenges this quarter and in 2004 has been higher casualty expense due to derailments. While the number of derailments in 2004 is down approximately 9% from 2003, our average cost per derailment is significantly higher this year. We are currently working with an industry expert to review our safety program and to assist us in the implementation of an action plan.”

Michael J. Howe, Executive Vice President and Chief Financial Officer, said, “The $204 million proceeds from the sale of Freight Australia resulted in a gain of $20.7 million pre-tax, or $2.3 million net of income taxes. This sale allowed us to pay down debt and tender for the senior subordinated notes. Although we incurred significant charges as a result of the note tender and the amended and restated senior credit facility, we expect to realize approximately $20 million in reduced annual interest expense which is expected to increase annual cash flow by approximately $18 million.”

Howe continued, “In late July, we said that we expected earnings from continuing operations for the fourth quarter to be approximately $0.18 per share. Due to record fuel prices, and higher casualty and health costs, we now expect that our fourth quarter earnings from continuing operations will be in the range of $0.10 to $0.14 per share, which includes a $0.06 per share benefit from our refinancing.

Howe added, “On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004. The law provides a federal income tax credit for qualified track maintenance expenditures. Short line railroads will receive a tax credit of 50% of our track maintenance expenditures not to exceed $3,500/mile. We anticipate that our tax benefit from this provision may be in the range of $10 to $15 million annually for 2005 to 2007. However, when the tax code and regulations are finalized, we will assess our ability to use such credits and provide guidance.”

Swinburn concluded, “Although the third quarter presented challenges, significant goals were accomplished. First, we completed our sale of Freight Australia for $204 million, successfully repurchased $126 million of the $130 million 12 7/8% Senior Subordinated Notes, amended our senior credit facility, which reduced the margin rate by 50 basis points and extended the term for two years. As a result of these actions, we have eliminated $174 million of debt from our balance sheet and reached our net debt-to-capital goal of 50%. Further, we commenced operations of the Chicago, Fort Wayne and Eastern Railroad.”

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 46 railroads operating approximately 9,100 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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- Tables to Follow -

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2004 and 2003
(in thousands, except earnings per share)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Operating revenue	$100,043	$89,909	$292,287	$260,055

Operating expenses:
Transportation	57,648	45,365	161,708	131,763
Selling, general and administrative	19,327	18,328	68,649	57,301
Net gain on sale of assets	(506)	(347)	(2,460)	(2,352)
Impairment of E&N Railway	12,569	—	12,569	—
Depreciation and amortization	7,561	6,163	21,190	17,653

Total operating expenses	96,599	69,509	261,656	204,365

Operating income	3,444	20,400	30,631	55,690
Interest and other expense	(7,999)	(8,392)	(24,452)	(24,302)
Financing costs	(39,549)	—	(39,549)	—

Income (loss)from continuing operations before income taxes	(44,104)	12,008	(33,370)	31,388
Provision (benefit) for income taxes	(13,540)	5,005	(7,940)	12,050

Income (loss) from continuing operations	(30,564)	7,003	(25,430)	19,338
Gain (loss) from sale of discontinued operations, net of income taxes	2,272	—	(1,679)	—
Income (loss) from discontinued operations, net of income taxes	(4,847)	(2,771)	(3,144)	(6,079)

Net income (loss)	$(33,139)	$4,232	$(30,253)	$13,259

Basic earnings (loss) per common share:
Continuing operations	$(0.84)	$0.22	$(0.74)	$0.61
Discontinued operations	(0.07)	(0.09)	(0.14)	(0.19)

Net income (loss)	$(0.91)	$0.13	$(0.88)	$0.42

Diluted earnings (loss) per common share:
Continuing operations	$(0.84)	$0.21	$(0.74)	$0.59
Discontinued operations	(0.07)	(0.08)	(0.14)	(0.18)

Net income (loss)	$(0.91)	$0.13	$(0.88)	$0.41

Weighted average common shares outstanding:
Basic	36,328	31,750	34,342	31,800
Diluted	36,328	34,283	34,342	34,166

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2004 and December 31, 2003
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$10,706	$13,714
Accounts and notes receivable, net	69,747	52,312
Current assets of discontinued operations	1,030	36,319
Other current assets	15,944	12,118

Total current assets	97,427	114,463
Property, plant and equipment, net	857,407	826,646
Long-term assets of discontinued operations	3,038	263,007
Other assets	33,934	28,374

Total assets	$991,806	$1,232,490

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$4,385	$25,093
Accounts payable	37,390	34,851
Accrued expenses	41,304	31,290
Current liabilities of discontinued operations	439	40,338

Total current liabilities	83,518	131,572
Long-term debt, less current maturities	366,252	327,280
Subordinated debt	4,018	121,506
Deferred income taxes	158,273	150,784
Long-term liabilities of discontinued operations	—	115,907
Other liabilities	14,553	13,681

Total liabilities	626,614	860,730

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 60,000,000 shares authorized; 36,905,192 shares and 32,094,387 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	37	32
Additional paid-in capital and other	314,413	262,384
Retained earnings	32,492	62,745
Accumulated other comprehensive income	18,250	46,599

Total stockholders’ equity	365,192	371,760

Total liabilities and stockholders’ equity	$991,806	$1,232,490

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2004 and 2003
(in thousands)
(unaudited)

	2004	2003

Cash flows from operating activities:
Net income (loss)	$(30,253)	$13,259

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred loan costs	34,585	34,324
Net gain on sale or impairment of assets	(6,548)	(2,352)
Refinancing costs	39,549	—
Non-cash CEO retirement costs	3,600	—
Deferred income taxes and other	12,703	9,355

Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(16,595)	(2,518)
Other current assets	(2,053)	1,178
Accounts payable	(2,686)	(3,283)
Accrued expenses	(5,170)	(3,623)
Other assets and liabilities	2,514	(1,865)

Net cash provided by operating activities	29,646	44,475

Cash flows from investing activities:
Purchase of property, plant and equipment	(56,676)	(49,838)
Proceeds from sale of assets, net of cash on-hand	207,075	6,046
Lease payment	(10,000)	—
Acquisitions, net of cash acquired	(24,645)	(25,846)
Deferred transaction costs and other	(2,975)	(528)

Net cash provided by (used in) investing activities	112,779	(70,166)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	483,952	30,316
Principal payments on long-term debt	(506,002)	(28,818)
Repurchase of senior subordinated notes	(144,905)	—
Proceeds from exercise of stock options and warrants	24,603	491
Purchase of treasury stock	—	(1,226)
Financing costs	(2,976)	(695)

Net cash provided by (used in) financing activities	(145,328)	68

Effect of exchange rates on cash	(105)	2,607

Net decrease in cash	(3,008)	(23,016)
Cash, beginning of period	13,714	28,887

Cash, end of period	$10,706	$5,871

RAILAMERICA, INC. AND SUBSIDIARIES
Selected Financial Information – North America
	(Unaudited)
(Amounts in thousands)		Three Months Ended September 30,
	2004	% of Rev.	2003	% of Rev.

North America
Operating revenue	$99,939	100.0%	$89,800	100.0%

Operating expenses:
Maintenance of way	13,984	14.0%	9,590	10.7%
Maintenance of equipment	3,425	3.4%	3,235	3.6%
Transportation	29,595	29.6%	23,533	26.2%
Equipment rental	10,643	10.7%	9,007	10.0%
SG&A	17,307	17.3%	16,148	18.0%
Depreciation and amortization	7,409	7.4%	6,009	6.7%

Total operating expenses	82,363	82.4%	67,522	75.2%

Operating income	$17,576	17.6%	$22,278	24.8%

Operating revenue	$99,939	100.0%	$89,800	100.0%

Labor	28,874	28.9%	25,272	28.1%
Equipment Rent	11,110	11.1%	9,382	10.5%
Purchased Services	5,672	5.7%	5,040	5.6%
Diesel Fuel	8,764	8.8%	5,829	6.5%
Casualties and Insurance	6,224	6.2%	3,704	4.1%
Materials	2,162	2.2%	1,870	2.1%
Joint Facilities	2,994	3.0%	2,089	2.3%
Other Expense	9,154	9.1%	8,327	9.3%
Depreciation	7,409	7.4%	6,009	6.7%

Total operating expenses	82,363	82.4%	$67,522	75.2%

Operating income	$17,576	17.6%	$22,278	24.8%

		Nine Months Ended September 30,
	2004	% of Rev.	2003	% of Rev.

North America
Operating revenue	$292,011	100.0%	$259,743	100.0%

Operating expenses:
Maintenance of way	35,792	12.3%	27,528	10.6%
Maintenance of equipment	10,434	3.6%	9,838	3.8%
Transportation	86,138	29.5%	69,083	26.6%
Equipment rental	29,343	10.0%	25,314	9.8%
SG&A	54,560	18.7%	50,679	19.5%
Depreciation and amortization	20,726	7.1%	17,193	6.6%

Total operating expenses	236,993	81.2%	199,635	76.9%

Operating income	$55,018	18.8%	$60,108	23.1%

Operating revenue	$292,011	100.0%	$259,743	100.0%

Labor	85,331	29.2%	75,226	29.0%
Equipment Rent	30,556	10.5%	26,236	10.1%
Purchased Services	16,421	5.6%	15,123	5.8%
Diesel Fuel	25,844	8.9%	18,881	7.3%
Casualties and Insurance	14,744	5.0%	10,336	4.0%
Materials	6,466	2.2%	5,811	2.2%
Joint Facilities	8,649	3.0%	5,310	2.1%
Other Expense	28,256	9.7%	25,519	9.8%
Depreciation	20,726	7.1%	17,193	6.6%

Total operating expenses	236,993	81.2%	199,635	76.9%

Operating income	$55,018	18.8%	$60,108	23.1%